                                                                     Exhibit 2.1



                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 9, 2000

                                     AMONG

                             EASTMAN KODAK COMPANY

                           SUNFISH ACQUISITION CORP.

                                      AND

                             LUMISYS INCORPORATED

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I THE MERGER

      1.1  The Merger....................................................   1
      1.2  Closing.......................................................   1
      1.3  Effective Time of the Merger..................................   1
      1.4  Effect of the Merger..........................................   2

ARTICLE II THE SURVIVING CORPORATION

      2.1  Certificate of Incorporation..................................   2
      2.2  By-Laws.......................................................   2
      2.3  Board of Directors; Officers..................................   2

ARTICLE III CONVERSION OF SHARES

      3.1  Merger Consideration..........................................   3
      3.2  Dissenting Shares.............................................   4
      3.3  Surrender and Exchange of Share Certificates and Payment
           of Merger Consideration.......................................   4
      3.4  No Further Rights.............................................   5
      3.5  Closing of the Company's Transfer Books.......................   5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      4.1  Organization, Good Standing and Qualification.................   6
      4.2  Capitalization................................................   6
      4.3  Subsidiaries..................................................   6
      4.4  Authorization.................................................   7
      4.5  SEC Reports and Financial Statements..........................   7
      4.6  Proxy Statement...............................................   8
      4.7  Absence of Certain Changes or Events..........................   8
      4.8  No Conflicts, Required Filings and Consents...................  10
      4.9  Material Contracts............................................  11
      4.10  Litigation.................................................... 12
      4.11  Intellectual Property......................................... 12
      4.12  Compliance with other Instruments............................. 15
      4.13  Affiliate Transactions........................................ 15
      4.14  Corporate Documents........................................... 15
      4.15  Title to Property and Assets.................................. 16
      4.16  Employee Benefit Plans........................................ 18
      4.17  Tax Returns and Payments...................................... 18

      4.18  Restrictions on Business Activities..........................  18
      4.19  Insurance....................................................  18
      4.20  Labor Agreements and Actions.................................  18
      4.21  Certain Business Practices...................................  19
      4.22  Compliance with Applicable Laws..............................  19
      4.23  Regulatory Matters...........................................  19
      4.24  Environmental and Safety Laws................................  20
      4.25  Brokers......................................................  21
      4.26  Board Approval...............................................  21
      4.27  Opinion of the Company's Financial Advisor...................  21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY


      5.1  Organization and Qualification................................  22
      5.2  Authority Relative to this Agreement..........................  22
      5.3  No Conflicts, Required Filings and Consents...................  22
      5.4  Company Information Statement.................................  23
      5.5  Ownership of Company Stock....................................  23

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

      6.1  Conduct of the Business Pending the Effective Time............  23
      6.2  Company Stockholder Vote......................................  25
      6.3  Acquisition Proposals.........................................  25
      6.4  Financial Information.........................................  27
      6.5  Inventory.....................................................  27

ARTICLE VII ADDITIONAL AGREEMENTS

      7.1  Access to Information.........................................  27
      7.2  Further Action, Consents, Filings.............................  28
      7.3  Minority Interest in AuntMinnie.com...........................  28
      7.4  Public Announcements..........................................  28
      7.5  Efforts, Consents.............................................  29
      7.6  Agreement to Defend and Indemnify.............................  29
      7.7  Notice of Breaches............................................  30

SECTION VIII CONDITIONS PRECEDENT

      8.1  Conditions to Each Party's Obligation to Effect the Merger....  31
      8.2  Conditions to Obligation of the Company to Effect the Merger..  31
      8.3  Conditions to Obligations of Parent and Merger Subsidiary to
           Effect the Merger.............................................  31

SECTION IX TERMINATION, AMENDMENT AND WAIVER

      9.1  Termination...................................................  32
      9.2  Effect of Termination.........................................  34
      9.3  Fees and Expenses.............................................  34
      9.4  Amendment.....................................................  35
      9.5  Waiver........................................................  36

ARTICLE X GENERAL PROVISIONS

     10.1  Notices.......................................................  36
     10.2  Entire Agreement..............................................  36
     10.3  Assignments; Parties in Interest..............................  36
     10.4  Governing Law.................................................  36
     10.5  Headings......................................................  38
     10.6  Certain Definitions and Rules of Construction.................  38
     10.7  Counterparts..................................................  42
     10.8  Severability..................................................  42

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of November 9, 2000, by and among Eastman Kodak Company ("Parent" ), a New Jersey corporation, Sunfish Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Parent, and Lumisys Incorporated (the "Company"), a Delaware corporation.

          WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have approved the merger of the Merger Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement with respect to voting and irrevocable proxy, option and other matters (the "Stockholders' Agreement") pursuant to which, among other things, such Stockholders will vote in favor of the transactions contemplated by this Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

          Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), the Merger Subsidiary shall be merged with and into the Company and the separate existence of the Merger Subsidiary shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Lumisys Incorporated"

          Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Pillsbury Madison & Sutro LLP, Silicon Valley Office 2550 Hanover Street, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

          Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL"). When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger is accepted for filing by the Secretary of State of Delaware.

          Section 1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and other applicable laws. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Merger Subsidiary or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall approve, execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Merger Subsidiary, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 343 State Street, Rochester, New York 14653, Attn. General Counsel.

                                  ARTICLE II

                           The Surviving Corporation

          Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, except that the name shall be changed to "Lumisys Incorporated", until thereafter changed or amended as provided therein or by applicable law.

          Section 2.2 By-laws. The By-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          Section 2.3 Board of Directors; Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Subsidiary immediately prior to the Effective

Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             Conversion of Shares

          Section 3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Subsidiary:

     (a) All shares of common stock, $0.001 par value, of the Company ("Company Common Stock") which are held by Parent, the Company or any wholly-owned subsidiary of Parent (including Merger Subsidiary) or of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Each issued and outstanding share of Company Common Stock, other than those to which Section 3.1(a) applies and other than any Dissenting Shares (as defined in Section 3.2), shall be converted into the right to receive $4.05 for each share of Company Common Stock (the "Merger Consideration").

     (c) Each issued and outstanding share of common stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation which shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     (d) If at any time during the period between the date of this Agreement and the Effective Time, the Company changes the number of shares of the Company Common Stock outstanding, the Merger Consideration and any other items dependent thereon shall be appropriately adjusted so that the Merger Consideration will be equivalent to that which it would have been if the change had not occurred.

     (e) The outstanding and unexercised Company Stock Options shall, for each share of Company Common Stock subject to such Company Stock Option, become the right to receive an amount equal to the Merger Consideration less the exercise price per share of Company Common Stock provided in such Company Stock Option. All outstanding Company Stock Options and all other options or warrants to purchase the Company Common Stock which are exercisable for a price per share of Company Common Stock which is greater than the Merger Consideration shall, solely by virtue of the Merger and without any other consideration or action on the part of Parent, the Company, Merger Subsidiary or the holders thereof, be canceled and of no further force or effect.

          Section 3.2  Dissenting Shares.  Each share of Company Common Stock:
(i) as to which a written notice of an intent to demand appraisal is given to the Company in accordance with Section 262 of the DGCL prior to the vote of the Company's Stockholders on the Merger taken at the Company Special Meeting (as such term is defined in Section 4.6) and not withdrawn at or prior to the time of such vote, (ii) which is not voted by the holder thereof in favor of the Merger at the Company Special Meeting, and (iii) as to which a written demand for appraisal shall have been timely filed (in accordance with Section 262 of the DGCL) with the Company (a "Dissenting Share"), shall not be converted into and represent the right to receive the Merger Consideration and such Share shall be subject to the provisions of 262 of the DGCL; provided, however, that if any such Stockholder shall withdraw his or her demand for payment or shall fail to perfect his or her rights to such payment in accordance with the DGCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and each such Share shall, subject to the terms of this Agreement and the DGCL, be converted into and represent the right to receive the Merger Consideration. Each holder of a Dissenting Share who becomes entitled, pursuant to the DGCL, to receive an appraisal of his or her Dissenting Share or the Surviving Company may file a petition in the Chancery Court of the State of Delaware demanding a determination of the value of the Company's Common Stock in accordance with
Section 262 of the DGCL.

          Section 3.3 Surrender of Share Certificates and Payment of Merger Consideration.

          (a) At the Effective Time, Parent shall pay, by wire transfer of immediately available funds to EquiServe (the "Paying Agent") the aggregate amount of the Merger Consideration payable with respect to the Company Common Stock other than the Dissenting Shares.

          (b) On the Closing Date, Parent shall instruct the Paying Agent to mail to each person who was a holder of record of shares of the Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal, and
(ii) instructions for use in effecting the surrender of the certificates representing the Company Common Stock held by such holder (the "Certificates") nominally representing the Company Common Stock for a check in the aggregate amount of the Merger Consideration for the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time.

          (c) After the Effective Time, each holder of a Certificate shall surrender and deliver such Certificate to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a check of Paying Agent for the Merger Consideration into which such holder's shares of the Company Common Stock have been converted.

          (d) Any amount of the Merger Consideration that remains undistributed to the stockholders of the Company for a period of twelve months after the Effective Time shall be delivered to Parent by the Paying Agent upon demand, and any former stockholders of the

Company who have not previously complied with this Section 3.3 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

          (e) Neither the Paying Agent, nor any of the Company, Merger Subsidiary or Parent shall be liable to any holder of shares of the Company Common Stock with respect to any amount of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

          (f) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue Merger Consideration to which such holder is entitled in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

          (g) Prior to the Effective Time, the Company shall cause all outstanding Company Stock Options with an exercise price per share which is less than the Merger Consideration to become fully vested and exercisable immediately prior to the Merger (referred to herein as "Vested Company Stock Options"), and shall take such action as may be necessary to amend outstanding Company Stock Options, Company Stock Option Plans or Company Benefit Plans to permit such vesting and exercisability, and to cause all other options or warrants to purchase the Company Common Stock which are exercisable for a price per share of Company Common Stock which is greater than the Merger Consideration to be canceled and of no further force or effect at the Effective Time. On the Closing Date, Parent shall instruct the Paying Agent to mail to each person who is a holder of Vested Company Stock Options immediately prior to the Effective
Time: (i) an optionee letter of transmittal, and (ii) instructions for use in surrendering the stock option agreements evidencing such Vested Company Stock Options held by such holder for a check in the aggregate amount of the Merger Consideration less the exercise price of such Vested Company Stock Options for the number of shares of Company Common Stock subject to such Vested Company Stock Options, less any taxes or other withholding required by law.

          Section 3.4 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing shares of Company Common Stock, or Company Stock Options or other options or warrants to acquire Company Common Stock shall cease to have any rights as stockholders or holders of derivative securities of the Company, except to receive the Merger Consideration and except as provided by law with respect to the Dissenting Shares.

          Section 3.5 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company's Common Stock shall be made thereafter. In the event that, after the Effective Time, certificates for Shares are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration for each Share represented as provided in Section 3.3, subject to applicable law in the case of Dissenting Shares.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Company Disclosure Schedule (as defined in Section 10.6) delivered to the Parent prior to the date of this Agreement:

          Section 4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary except where the failure to be so qualified would not have a material adverse effect on its business, properties, prospects or financial condition. The Company has not used any other name, legal or fictitious, in the conduct of its business except as set forth in the Disclosure Schedule.

          Section 4.2 Capitalization. The authorized capital of the Company consists of 5,000,000 shares of preferred stock, none of which are issued or outstanding, and 25,000,000 shares of Company Common Stock, of which 9,275,014 are issued and outstanding. In addition, 3,234,083 shares of Company Common Stock have been reserved for issuance pursuant to the Company's Stock Option Plans (as defined in Section 4.18), of which, options to purchase 2,142,727 shares of Company Common Stock are outstanding on the date of this Agreement and 1,091,356 shares of Company Common Stock are available for grant. The Company has reserved 200,000 shares of Company Common Stock for issuance under its 1995 Employee Stock Purchase Plan ("Company ESSP") of which 129,578 shares of Company Common Stock have been issued and up to an additional 12,000 shares of Company Common Stock may be issued under the current offering under the Company ESPP. The Company has issued warrants to purchase 92,800 shares of Company Common Stock at a price of $7.20 per share which are exercisable at any time prior to August 2001. There are no other classes of capital stock of the Company authorized and no other rights to acquire, or exchange any other security for, any class of capital stock of the Company. There are no other outstanding contractual obligations of the Company or any subsidiary to sell, issue, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. All the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

          Section 4.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except that the Company owns all of the issued and outstanding capital stock of AuntMinnie.com, Inc. ("AuntMinnie.com") and the other wholly-owned subsidiaries ("Other Subsidiaries") and investments listed in Section 4.3 of the Company Disclosure Schedule. The Company has no obligation to purchase any interest in or make any capital contribution to or otherwise to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of AuntMinnie.com to sell, issue, repurchase, redeem or otherwise acquire any shares of its capital stock. All the outstanding shares of capital stock of AuntMinnie.com are validly issued, fully paid and nonassessable and, except as set forth in Section 4.3 of the Company Disclosure Schedule, owned beneficially and of record by the Company. The Other Subsidiaries have been inactive and had no material assets or liabilities since the dates set forth in Section 4.3 of the Company Disclosure Schedule.

          Section 4.4 Authorization. All corporate action on the part of the Company's board of directors necessary for the authorization, execution and delivery of this Agreement and all exhibits hereto, the Stockholders' Agreement and all other agreements described in or required pursuant to this Agreement (collectively, the "Related Agreements") to which the Company is a party, and the performance of all obligations of the Company hereunder and thereunder have been duly and validly taken and the Company's board of directors has acted to recommend the approval of this Agreement to its Stockholders. This Agreement and the Related Agreements to which the Company is a party, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The affirmative vote of the holders of at least a majority of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for a special meeting of the Company's Stockholders is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the Related Agreements to which the Company is a party and the transactions contemplated by this Agreement and such Related Agreements (the "Transactions").

          Section 4.5 SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and proxy statements (the "Company SEC Reports") required to be filed by it with the SEC since November 1, 1995. As of their respective dates, the Company SEC Reports, as the same have been amended, complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports in all material respects. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the Company SEC Reports.

          (b) The consolidated balance sheets of the Company as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended December 31, 1999 present fairly, all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

          (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly periods ended March 30 and June 30, 2000 and the balance sheets and the related statements of earnings and cash flows as of September 30, 2000 contained in the Company's press release dated October 17, 2000 (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated therein and except for the absence of footnotes), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein.

          (d) Except as set forth in the Company's Form 10-K, Form 10-Q or Quarterly Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the September 30, 2000 Quarterly Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and applicable Law.

          Section 4.6 Proxy Statement. None of the information included or to be included by the Company in its proxy statement (the "Company Proxy Statement") for its special meeting of Stockholders to be duly called and held to approve the merger agreement and the consummation of the Transactions (the "Company Special Meeting") will, at the time of filing with the SEC, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the Company's stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder in all material respects.

          Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, since December 31, 1999, the Company and AuntMinnie.com has each conducted its business only in the ordinary course, and there has not been:

          (a) any change that would have a Company Material Adverse Effect, or any change in the assets, available cash, liabilities, financial condition or operating results of the Company and AuntMinnie.com on a consolidated basis from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse and no incurrence of any indebtedness for borrowed money, leases, guarantees, assumptions of the indebtedness or letters of comfort or similar instruments;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or AuntMinnie.com's capital stock, or, any redemption, purchase or other acquisition of any of its capital stock,

          (c) any split, combination or reclassification of any of the Company's capital stock or, except with respect to Company Stock Options granted prior to the date of this Agreement as described in the Company SEC Reports or identified in Section 4.2, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or AuntMinnie.com's capital stock,

          (d) any granting by the Company or any of its subsidiaries to any employee of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of December 31, 1999,

          (e) any granting by the Company or any of its subsidiaries to any employee of any increase in severance or termination pay or other special, or extraordinary compensation or benefits, except as required under employment, severance or termination agreements or plans in effect as of December 31, 1999; or any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any employee, or any increase in benefits available under or establishment of any Company Benefit Plan (as defined below) except in the ordinary course of business consistent with past practice, or the adoption of any new Company Benefit Plan (as defined in Section 4.16);

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business, properties or financial condition of the Company or AuntMinnie.com, or any changes in insurance coverage reducing coverage or materially increasing the cost of coverage or any notice of cancellation or nonrenewal of any insurance policy;

          (g) any sale, assignment or transfer of any Technology except in connection with the sale of Products in the ordinary course of business;

          (h) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP;

          (i) any waiver or compromise by the Company or AuntMinnie.com of any material right with respect to the Technology or Material Contracts or any material amendment, waiver, cancellation or other change in any Material Contract;

          (j) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of or supplier to the Company or AuntMinnie.com;

          (k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or AuntMinnie.com, with respect to any of its material properties or assets, except liens for taxes not yet due or payable or which do not materially impair the value of such properties or assets;

          (l) any loans or guarantees made by the Company or AuntMinnie.com to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (m) any arrangement or commitment by the Company or AuntMinnie.com to do any of the things described in this Section 4.7.

          4.8 No Conflicts, Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) subject to approval by the Company's stockholders referred to in Section 4.4 conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of AuntMinnie.com, (ii) subject to receipt or filing of the Consents (as defined in Section 10.6(a)) listed in Section 4.8 of the Company Disclosure Schedule, result in a Default of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Company's subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) subject to receipt or filing of the required Consents listed in Section 4.8 of the Company Disclosure Schedule, result in a Default pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company's subsidiaries is a party or by which the Company or any of the Company's subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Defaults which would not have a Company Material Adverse Effect.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to DGCL, (iii) certain state takeover, securities, "blue sky" and environmental statutes, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (iii) any Consent with respect to any business or operating permit, where the failure to obtain such Consent is not material to the Business.

          4.9 Material Contracts. Set forth in Section 4.9 of the Company Disclosure Schedule are lists of the following documents (the "Material Contracts"), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) have been provided to Parent by the Company or are filed as exhibits to the Company SEC Reports:

          (a) All agreements with customers in existence on and not performed as of September 30, 2000 and (i) involving a purchase price of more than $100,000 in the aggregate for products shipped and not yet accepted and paid for or to be shipped or requiring professional services to be performed; or (ii) for which all or a portion of the purchase price has been paid; in each case, for products that have not been shipped, delivered or installed or for professional services which have not been fully performed by the Company or AuntMinnie.com.

          (b) All written contracts with any employee (or former employee which has not been fully performed by the Company or AuntMinnie.com or the employee) and all consulting contracts relating to professional services or product development for the Business' Products (as defined in Section 4.11(b)).

          (c) Any contracts which are to be performed in any material respect on or after the Effective Time which (i) involve payments to or from the Company or AuntMinnie.com in amounts greater than $100,000 annually or by their terms extend more than twelve months after the date of this Agreement (other than pursuant to automatic renewal provisions which permit cancellation without penalty upon 90 days or less notice); (ii) agreements with respect to the use, occupancy or acquisition of real property; (iii) creating or evidencing any indebtedness or obligation with respect to borrowed money of the Company or AuntMinnie.com or assuming any direct or indirect responsibility for the obligations of any other person; (iv) all Third Person Licenses (as defined in Section 4.11(c)), or (iv) any contract, agreement or understanding which would limit or restrict the conduct of the Business in the future in any material respect, including any confidentiality, non-compete or other similar agreement.

          (d) All forms of product or service warranty with respect to the Company or AuntMinnie.com.

Except as set forth on Section 4.9 of the Company Disclosure Schedule there is no event or occurrence with respect to any Material Contract, the occurrence of which of itself or with the giving of notice or the passage of time or both would constitute an event of default under or breach of such agreement, contract, instrument or lease or would permit the other party thereto to cancel or terminate performance or seek damages for breach ("Default") by the Business or, to the Company's knowledge, any notice of any Default on the part of any other party in the performance of any obligation to be performed or paid under any Material Contract listed on Section 4.9 of the Company Disclosure Schedule.

          4.10 Litigation. Except as set forth in the Company Disclosure Schedule, there is no action, suit, proceeding or investigation involving the Company or AuntMinnie.com currently pending or, to the knowledge of the Company, threatened or which they currently intend to initiate. Neither the Company nor AuntMinnie.com is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Entity. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against either the Company or AuntMinnie.com that questions the validity of this Agreement or the Transactions, or the right of the Company or AuntMinnie.com to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might reasonably be expected to result, either individually or in the aggregate in a Company Material Adverse Effect, or any change in the current equity ownership of the Company or AuntMinnie.com, nor has the Company received any written notice that there is any basis for the foregoing. The foregoing includes, to the Company's knowledge, actions pending or threatened (or any basis therefor known to the Company) involving any of the Company's or AuntMinnie.com's employees' use of any information or techniques allegedly proprietary to any of their former employers in connection with any of the Company's or AuntMinnie.com's employees' obligations under any confidentiality, non-compete or assignment of invention agreements with prior employers, and workers' compensation, employment discrimination or other claims by in respect of employees or former employees.

          4.11  Intellectual Property.

          (a) The Company or AuntMinnie.com owns or is licensed or otherwise has all rights in and to the following as required to conduct their Business, except where the failure to own or have such rights would not have a Company Material Adverse Effect: (i) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, development and other tools, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, know-how and other technology that are now, have been or are currently proposed to be developed, produced, used, marketed or sold by the Company or AuntMinnie.com (collectively, the "Technology-Related Assets"); and (ii) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade secrets, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

          (b) All products developed, produced, used, marketed or sold by the Company or AuntMinnie.com currently or as to which the Company or AuntMinnie.com has any ongoing obligations, including warranty or support, are listed on
Schedule 4.11 to the Company Disclosure Schedule (collectively, the "Products"). Except for the Third Person Technologies (as defined in Section 4.11(c) below), the Company or AuntMinnie.com owns all right, title and interest in and to the following, free and clear of all liens and encumbrances: (i) the Products; (ii) any and all updates, enhancements and corrections to the Products; (iii) any and all technology and work in progress; and (iv) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related thereto (collectively, the "Technology"). The Technology, excluding the Third Person Technologies, is sometimes referred to herein as the "Company Technology."

          (c) All Technology used by the Company or AuntMinnie.com in the Business for which the Company does not own all right, title and interest, other than Technology which is in the public domain (collectively, the "Third Person Technologies"), and all license agreements pursuant to which the Company or AuntMinnie.com has the right to use the Third Person Technologies, other than license agreements included in shrink-wrapped software packages for software which is readily and generally commercially available to Parent (the "Third Person Licenses") is listed in Schedule 4.11 to the Company Disclosure Schedule and true and complete copies of all such Third Person Licenses have heretofore been provided to Parent. The Company or AuntMinnie.com has the lawful right to use under the terms of the applicable Third Person License, free of any material restriction not expressly set forth in the Third Person Licenses and subject to the other terms of such Third Person Licenses: (i) all Third Person Technology that is incorporated in or used in the development or production of the Company Technology, and (ii) all other Third Person Technology necessary for the conduct of the Business.

          (d) All patents, patent applications, copyright registrations and applications and trademark registrations and applications (collectively, the "IP Registrations") are listed on Section 4.11(d) to the Company Disclosure Schedule. The Company has appropriate IP Registrations to protect its interest and use of the Company Technology and trademarks, trade names, brand names, service marks used in the Business (the "Marks"). The Company or AuntMinnie.com owns all right, title and interest, free and clear of any liens, pledges, licenses or other encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

          (e) Neither the Company nor AuntMinnie.com has conducted its Business, or has used or enforced any IP Rights or taken any action (or, to its knowledge, failed to use or enforce or take any action) with respect to IP Rights, in a manner that would result in the abandonment, cancellation, unenforceability or forfeiture or relinquishment of any material item of the IP Rights or the IP Registrations. Except as set forth in Section
4.11 of the Company Disclosure Schedule, neither the Company nor AuntMinnie.com has granted to any third Person any rights or permissions to use any of the Technology or the IP Rights and neither the Company nor AuntMinnie.com is under any contractual or other obligation to disclose to any third Person any Company Technology.

          (f) (i) Neither the Company nor AuntMinnie.com has received any written notice or claim challenging their ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto or claiming such rights with respect to any IP Rights believed by the Company or AuntMinnie.com to be in the public domain; (ii) to the Company's knowledge, all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use which would have a Company Material Adverse Effect, and neither the Company nor AuntMinnie.com has received any written notice or claim challenging the validity or enforceability of any of the IP Rights; and (iii) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

          (g) (i) To the Company's knowledge, the use, manufacture, provision, sale, import or export to or from the U.S. of Products, services or processes, including business methods, by the Company or AuntMinnie.com in or for the Business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (ii) to the Company's knowledge, the use of any of the Marks and other IP Rights in the Business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (iii) neither the Company nor AuntMinnie.com has received any written notice or claim regarding any infringement, misappropriation, misuse, abuse or other interference with any third Person intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third Person) by the Company, the Technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

          (i) The Technology is free from known material defects and substantially conforms to the applicable specifications and documentation for such Technology. Neither the Company nor AuntMinnie.com has received any written claims that its Products do not so conform.

          (j) Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor AuntMinnie.com has entered into any agreement or offered to indemnify any Person against any charge of infringement of third person's IP Rights by the Company or AuntMinnie.com. Neither the Company nor AuntMinnie.com has entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

          4.12 Compliance with Other Instruments. The Company is not in violation or Default in any material respect of any provisions of its Certificate of Incorporation, as amended or Bylaws or of any material instrument, judgment, order, writ, decree, license or contract to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to the Company or AuntMinnie.com. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions will not result in any such violation or be in material conflict with or constitute, with or without the passage of time and giving of notice, either a Default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or AuntMinnie.com; except for such Defaults which do not, in the aggregate, result in a Company Material Adverse Effect.

          4.13 Affiliate Transactions. Neither the Company nor AuntMinnie.com is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the Company's knowledge, other than as set forth on the Company Disclosure Schedule, none of the Company's nor AuntMinnie.com's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company or AuntMinnie.com or have any direct or indirect ownership interest in any firm or corporation with which the Company or AuntMinnie.com is affiliated or with which the Company or AuntMinnie.com has a business relationship, or any firm or corporation which competes with the Company other than ownership of a less than five percent interest in the outstanding capital stock of any publicly traded company that may compete with the Company. To the knowledge of the Company, none of the Company's or AuntMinnie.com's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company or AuntMinnie.com. Neither the Company nor AuntMinnie.com is a guarantor or indemnitor of any indebtedness of any other Person.

          4.14 Corporate Documents The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and By-laws or comparable organizational documents, each as amended to the date hereof, of the Company and AuntMinnie.com. The Company has provided Parent with access to true and complete copies of the records of proceedings of the board of directors of the Company and AuntMinnie.com and their respective stockholders since incorporation of the Company and AuntMinnie.com. Such records do not omit any actions: (a) authorizing material transactions of the Company and AuntMinnie.com, respectively, or (b) which are required by law or agreement to be authorized by the board of directors or stockholders of the Company or AuntMinnie.com.

          4.15 Title to Property and Assets. Other then as set forth in the Company SEC Reports, each of the Company and AuntMinnie.com owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair their ownership or use of such property or assets. With respect to the property and assets it leases, each of the Company and AuntMinnie.com is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

          4.16 Employee Benefit Plans.

          (a) The Company Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies, oral or written) maintained, or contributed to, by the Company or any trade or business (whether or not incorporated) which is treated with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code, ("ERISA Affiliate") with respect to employees of the Company or their ERISA Affiliates (each, a "Company Benefit Plan"). The Company has furnished Parent with a true and complete copy of each Company Benefit Plan document, including, all amendments thereto, and a true and complete copy of each material document prepared in connection with each Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Form 5500's, including all attachments thereto, and (iv) the most recently prepared actuarial report and financial statement, if any, in connection with each Company Benefit Plan.

          (b) AuntMinnie.com has no "employee benefit plans" as defined in
Section 3(3) of ERISA or any other benefit or compensation plans or arrangements other than the Company Benefit Plans set forth on the Company Disclosure Schedule.

          (c) Except as set forth on the Company Disclosure Schedule, the Company does not have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (d) The Company's equity incentive plans are listed in Section 4.16(d) of the Company Disclosure Schedule (the "Company Stock Option Plans"). The Company also maintains a 1995 Employee Stock Purchase Plan which has been operated in compliance with Section 423 of the Code and other applicable Law. The Board of Directors of the Company has taken action to terminate the current option period under the Employee Stock Purchase Plan on

November 15, 2000 and employee participants have the option of purchasing up to 12,000 shares of Company Common Stock at a price equal to $2.71.

          (e) The only Company Benefit Plan that is intended to qualify under
Section 401(a) of the Code is the Lumisys, Inc. 401(k) Profit Sharing Plan (the "Plan"), and the Company has received a favorable determination letter from the Internal Revenue Service ("IRS") indicating that the underlying nonstandardized prototype plan documents for the Plan are so qualified as to form. To the knowledge of the Company, there are no circumstances likely to jeopardize the Plan's qualified status or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

          (f) Except as set forth in the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. The Company is not currently liable and has not previously incurred any liability for any tax or penalty arising under Sections 4972, 4975, 4979, 4980, or 4980B of the Code or Section 502 of ERISA, and there are no circumstances which would subject the Company to material liability.

          (g) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Laws. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (h) Neither the Company nor AuntMinnie.com or any predecessor in interest have maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code), and the Company, AuntMinnie.com and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

          (i) Except as set forth on the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, "change of control" compensation or golden parachute) becoming due to any director or employee of the Company or AuntMinnie.com, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

          (j) All unfunded liabilities with respect to current and former employees have been disclosed.

          (k) The Company has heretofore provided Parent with a complete and correct list of, with respect to both the Company and AuntMinnie.com, all former employees and current employees who are not actively at work, and who are entitled to benefits under one or more Company Benefit Plans, and lists the benefits to which each such employee or former employee is entitled.

          4.17 Tax Returns and Payments. The Company and its subsidiaries have duly filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined in Section 10.6) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and its subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects. The Company has paid or made adequate provision in accordance with GAAP in the financial statements of the Company for all Tax payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ending in or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company.

          4.18 Restrictions on Business Activities. There is no agreement (written or oral) except those listed in Section 4.9 of the Company Disclosure Schedule, judgment, injunction, order or decree binding upon the Company or AuntMinnie.com or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the Business by the Company or AuntMinnie.com.

          4.19 Insurance. Each of the Company and AuntMinnie.com has in full force and effect the fire and casualty insurance, business interruption insurance and directors and officers liability and all insurance required by Law covering the Business and any outstanding claims against the Company are described in the Company SEC Reports or the Company Disclosure Schedule. The Company has provided to Parent copies of the policies for such insurance and its insurance loss runs for the preceding three years.

          4.20 Labor Agreements and Actions. Neither the Company nor AuntMinnie.com is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or AuntMinnie.com. There is no strike or other labor dispute involving the Company or AuntMinnie.com pending, or to the knowledge of the Company threatened, nor has the Company or AuntMinnie.com received notice of any labor organization activity involving its employees. The Company believes that the employment of each officer and employee of the Company and AuntMinnie.com is terminable at the will of the Company.

          To the best of its knowledge, the Company and AuntMinnie.com have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other Laws related to employment, immigration, employment taxes and related matters.

          4.21 Certain Business Practices. Neither the Company nor AuntMinnie.com nor, to the knowledge of the Company or AuntMinnie.com, any of their directors, officers, employees or agents has, in connection with or furtherance of the Business: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity,
(ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment or other arrangement which could cause the Company or its affiliates to be disqualified or debarred from serving as a contractor, directly or indirectly, for any Government Entity.

          4.22 Compliance with Applicable Laws. The Business has not been, and is not currently being, conducted in material violation of any federal, state, local or foreign law, statute, rule, regulation, judgment, order, injunction, decree, arbitration award, requirement, license or permit of any Governmental Entity (collectively, "Company Permits") and no Product has been exported in violation of the applicable provisions of the U.S. export control laws. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Company's knowledge, no material change is required in the Business's processes, properties or procedures in connection with any such Company Permits, and neither the Company nor AuntMinnie.com has received any notice or communication of any material noncompliance with any such Company Permits that has not been cured as of the date hereof. The Company or AuntMinnie.com has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct the Business except where the failure to hold or obtain such would not have a Company Material Adverse Effect.

          4.23 Regulatory Compliance. The conduct of the Business, and each of the Products, is in material compliance with applicable provisions of the United States Food, Drug and Cosmetic Act and applicable regulations promulgated by the Food and Drug Administration ("FDA" and "FDA Act") and other applicable Law.
The Company and each of its facilities is registered with and licensed to operate and manufacture the Products by the FDA and under the FDA Act to the extent required by applicable Law and the Products have been manufactured in accordance with the Laboratory Best Practices Act and the Quality System Regulations promulgated by the FDA and all applicable regulations and approvals under the Laws of the Jurisdictions in which the Products are sold outside the U.S., including applicable CE marking provisions and other approvals. The Products have not (i) been adulterated or misbranded within the meaning of the FDA Act, or within the meaning of any applicable state or local law or regulation, or (ii) been manufactured or sold in material violation of any applicable Equal

Employment Opportunity requirements, including those set forth in Section 202 of Executive Order 11246, as amended. The Company has not received any written notice from the FDA to the effect that, or otherwise been advised in writing from the FDA that, it is not in material compliance with any law, rule or regulation, carrier payment manual, intermediary manual, payor bulletin or guidelines provision, including without limitation the federal Mail or Wire Fraud Acts, the Stark Laws and regulations thereunder, and any parallel or related provisions of federal, state or local Law.

          4.24  Environmental and Safety Laws.

          (a) Each of the Company and AuntMinnie.com (i) is in material compliance with all, and is not subject to any asserted liability or, to the Company's knowledge, any liability (including liability with respect to current or former subsidiaries or operations), in each case with respect to any, applicable Environmental Laws (as defined below) and Laws relating to the health and safety of its employees, (ii) holds or has applied for all Environmental Permits (as defined below) applicable to its business and properties and (iii) is in material compliance with its Environmental Permits;

          (b) neither the Company nor AuntMinnie.com has received any written notice, demand, letter, claim or request for information alleging that it is or may be in violation of, or liable under, any Environmental Law;

          (c) neither the Company nor AuntMinnie.com: (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-Person indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

          (d) neither the Company nor AuntMinnie.com owns any real property and none of the real property leased by the Company or AuntMinnie.com is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

          For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Laws" means any applicable Law in existence as of the Closing Date, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

          "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any Environmental Law.

          "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

          4.25 Brokers. Except for UBS Warburg LLC (the "Company's Financial Advisor"), no agent, broker, finder, investment banker, lawyer or other firm or person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and the fees of the Company's Financial Advisor shall not exceed $1,000,000 and reasonable out-of-pocket expenses not to exceed $85,000.

          4.26 Board Approval. The Board of Directors of the Company by resolutions duly adopted by the majority of the Board of Directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders,
(ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the Company's stockholders at the Company Special Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of
Section 203 of the DGCL. Except for Section 203 of the DGCL, which has been rendered inapplicable by the Company Board Approval, no state takeover statute is applicable to the Merger or the other Transactions.

          4.27 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received the opinion of the Company's Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and shall comply as to form with the requirements of Law for inclusion in the Company Proxy Statement, a copy of which opinion will be made available to Parent promptly after its receipt by the Company for informational purposes only.

                                   ARTICLE V

        Representations and Warranties of Parent and Merger Subsidiary


          Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

          Section 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Merger Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification material to Parent.

          Section 5.2 Authority Relative to this Agreement. Each of Parent and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

          Section 5.3  No Conflicts, Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not: (i) conflict with or violate the certificate of incorporation or by-laws of Parent and Merger Subsidiary, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Laws applicable to Parent or Merger Subsidiary or by which any property or asset of Parent or Merger Subsidiary is bound, or (iii) result in any such conflicts, Default, breaches, defaults or other occurrences of the type referred to above which would prevent or materially delay the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the HSR Act, and filing and recordation of the Certificate of Merger as required by DGCL and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a material adverse effect on the Parent or would not prevent or materially delay the consummation of the Merger.

          Section 5.4 Company Proxy Statement Information. No information supplied by Parent or Merger Subsidiary in writing for inclusion by the Company in the Company Proxy Statement, as amended or supplemented, will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or will omit to state any material fact necessary in order to make the statements contained in such information no false or misleading.

          Section 5.5 Ownership of Company Stock. Immediately prior to the execution of this Agreement and the Stockholders' Agreement by Parent and Merger Subsidiary, none of Parent or any of its affiliates (which shall not include any pension or benefit plan for employees of Parent or its affiliates): (a) "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purposes of acquiring holding voting or disposing of, in each case shares of the capital stock of the Company.


                                  ARTICLE VI

                    Conduct of Business Pending the Merger

          Section 6.1 Conduct of the Business Pending the Effective Time. From and after the date hereof, prior to the Effective Time, except as contemplated by this Agreement and set forth in Section 6.1 of the Company Disclosure Schedule or required by Law or regulation, or unless Parent shall otherwise agree in writing, the Company covenants and agrees that it shall, and shall cause AuntMinnie.com to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their Business in a manner consistent with the budgets and plans heretofore made available to Parent, including all capital expenditure and plant expansion plans, use all reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company and to protect their Technology to the end that their goodwill and on-going Business shall not be impaired in any material respect at the Effective Time.

          (a) Unless Parent shall otherwise agree in writing, prior to the Effective Time, the Company shall not, and shall not permit AuntMinnie.com, to:

               (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, purchase, redeem or otherwise acquire, other than pursuant to the exercise of Vested Company Stock Options outstanding on the date of this Agreement, any shares of capital stock of the Company or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of subsidiaries of the Company as provided in Section 7.3 or rights, warrants or options to acquire such securities;

               (ii) grant, award or enter into any compensation or change of control arrangement with any employee including the repricing of any outstanding stock options;

               (iii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock including any Company Options, any other voting securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement) or amend the terms of any such securities, rights, warrants or options or, except as described in Section 3.3(g) take any action to accelerate the vesting thereof;

               (iv) amend the certificate of incorporation or by-laws of the Company or AuntMinnie.com;

               (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate;

               (vi) subject to a Lien or sell, lease, license or otherwise dispose of or transfer any of its properties or assets or any Technology used in the Business other than in connection with: (y) the sale of Products in the ordinary course of Business, and (z) the sale of tangible personal property from inactive lines of business which are not currently used in the Business pursuant to agreements in effect as of the date of this Agreement and disclosed on Schedule 4.9 to the Company Disclosure Schedule or for consideration which is not less than the greater of the book value of the asset or its fair market value;

               (vii) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, guarantee any debt securities of another person, or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business under any existing credit facility including to repay existing indebtedness pursuant to the terms thereof, enter into any leases, guarantees, assumptions of indebtedness or letters of comfort or similar instruments or make any loans, advances or capital contributions to, or investments in, any other person, or compromise any material claims or litigation;

               (viii) alter, amend or delay in any material respect the implementation of its plans for capital expenditures and completion/expansion of plant and production facilities previously delivered to Parent;

               (ix) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

               (x) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Within 10 days after the end of each month following the date of this Agreement, the Company shall deliver to Parent financial statements presented on a basis consistent with the Quarterly Financial Statements and copies of any Material Contracts entered into in accordance with this Agreement during the preceding month. The Company shall promptly provide the Parent copies of all filings made by the Company with any Governmental Entity, including any Company SEC Reports.

          (c) The Company and AuntMinnie.com shall, before settling or compromising any material litigation, claim, income tax or other liability, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter and shall not enter into any such settlement or compromise without the consent of Parent, which will not be unreasonably withheld or delayed. After the date of this Agreement, the Company shall promptly provide copies to Parent of all pleadings made and any public document filed in connection with all pending litigation or claim and copies of all notices or correspondence relating to insurance coverage with respect to such litigation or claims.

          Section 6.2 Company Stockholder Vote. The Company shall file the Company Proxy Statement within 10 days after the date of this Agreement, and as soon as practicable, the Company shall take all other action reasonably necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene the Company Special Meeting for the purposes of obtaining stockholder approval of the Merger and this Agreement and
Transactions.   To the extent Parent is required to by law to provide
information or can reasonably assist in the preparation of the Company Proxy Statement or the Company Special Meeting, Parent shall cooperate with the Company to do so.

          Section 6.3 Acquisition Proposals. The Company agrees that the Company shall not nor shall it authorize any of its officers, directors, employees, agents or representatives of the Company or any subsidiary (including, any investment banker, attorney or accountant retained by any of the foregoing) to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer to Stockholders of the Company, with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or AuntMinnie.com (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will notify Parent of any written Acquisition Proposals or oral Acquisition Proposals made to any officer of the Company which in either event shall include the value of the Acquisition Proposal. Promptly after the execution of this Agreement and the announcement of the Transactions, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company. Nothing contained in this Section shall prohibit Company and its Board of Directors from (i) taking and disclosing positions with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated by the SEC under the Exchange Act or making any disclosure required by Law to the Company's stockholders as determined in good faith by the Board of Directors, taking into account the advice of legal counsel to the Company, or (ii) furnishing information, including without limitation nonpublic information, to or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Company Acquisition Proposal is made by a third party that the Board of Directors of the Company determines in good faith has a good faith intention to proceed with negotiations to consider, and financial capability to consummate, such Company Acquisition Proposal, such Company Acquisition Proposal is to acquire at least (a) 50% of the consolidated assets or outstanding voting power of the Company's securities, or (b) all of the outstanding securities or assets of Aunt Minnie.com and is financially superior to the Transactions to the shareholders of the Company, as determined in good faith in each case by the Company's Board of Directors taking into account the advice of its financial advisors and legal counsel (a "Superior Proposal"), (B) the Board of Directors of Company, after duly considering the advice of legal counsel to Company, determines in good faith that such action is required for the Board of Directors of Company to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneous with furnishing such information to, or entering into discussion or negotiations with, such person or entity Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Company uses all reasonable efforts to keep Parent informed in all material respect of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Parent copies of such written proposal and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to Parent, with respect to any such information delivered to Parent pursuant to this clause (D), which confidentiality agreement shall be subject to Parent's disclosure obligations arising under applicable law or securities exchange regulations.

          6.4 Financial Information. As soon as practicable after the date hereof, the Company shall use its best efforts to cooperate and assist Parent and Parent's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of the Company prepared in accordance with GAAP and reports and consents of the Company's independent public accountants as may be necessary or deemed advisable by Parent to comply with SEC reporting and disclosure requirements. The Company shall deliver to Parent's independent public accountants and/or the Company's independent public accountants all engagement letters and management representation letters as may be reasonably requested by Parent or such accountants. The Company shall use its best efforts to cause its independent public accountants to cooperate with and assist Parent and its independent public accountants in the preparation of the financial statements contemplated by this Section 6.4.

          6.5 Inventory. The Company shall produce finished goods inventory at a rate which would cause there to be, as of February 28, 2001, six-weeks supply of Products in inventory.


                                  ARTICLE VII

                             Additional Agreements

          Section 7.1 Access to Information. From the date hereof through the Effective Time, the Company shall afford to Parent and Parent's accountants, counsel and other representatives full and reasonable access during normal business hours to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent (i) a copy of each report, Schedules and other document filed or received by it pursuant to the requirements of any law, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 7.1, not unduly interfere with the operation of the business of the Company or its subsidiaries.

          Section 7.2  Further Action; Consents; Filings.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

          (b) Parent and the Company shall, and the Company shall cause its Affiliates who are required to do so to, file as soon as practicable after the date of this Agreement but in no event more than five business days after the date of this Agreement, notifications under the HSR Act and any other applications or notices required under other Law and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to the HSR Act or any other applicable Laws for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Each of Parent, Merger Subsidiary and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the applications any requests for waivers of applicable Governmental Entities as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the Governmental Entity may ask with respect to such waiver requests.

          Section 7.3 Minority Ownership in AuntMinnie.com. Prior to the Effective Time, the Company or AuntMinnie.com shall have purchased or repurchased, as the case may be, from the holders thereof, all outstanding shares or rights to acquire shares, of the capital stock of AuntMinnie.com on terms no less favorable than set forth in Section 6.1 of the Company Disclosure Schedule.

          Section 7.4 Public Announcements. On or before the Closing Date, Parent and the Company shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the transactions contemplated by this Agreement, issue any press release or make any public announcement with respect to such transactions during such period, and Parent and the Company shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by law at the time so required because of any delay on the part of the other party. The parties intend that the initial announcement of the terms of the transactions contemplated by this Agreement shall be made by joint press release of Parent and the Company.

          Section 7.5 Efforts; Consents. Prior to the Effective Date, the Company shall use its reasonable best efforts to assist Parent in its integration of the acquisition of the Company, including the prompt and orderly transition of employees, customers and suppliers of the Company's business and providing assistance to Parent in connection with the integration of the Company's lines of business and services with those of Parent.

          Section 7.6  Agreement to Defend and Indemnify.

          (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain indemnification provisions identical or superior (from the point of view of the Indemnified Parties) to those contained in the Certificate of Incorporation and By-Laws of the Company in existence on the date of this Agreement and that were provided to Parent in accordance with this Agreement and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time, are or were directors or officers of the Company or otherwise entitled to indemnification under the Certificate of Incorporation or By-Laws or Indemnification Agreements listed in Section 4.9 of the Company Disclosure Schedule, and their respective heirs, executors and personal representatives or under the Underwriting Agreement, dated November 14, 1995, between the Company and the underwriters named therein (the "Indemnified Parties"). The Company shall, to the fullest extent permitted under the DGCL and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under DGCL, to indemnify, defend and hold harmless, each Indemnified Party against any and all lawsuits, demands, actions, costs or expenses (including reasonable attorneys' fees), judgments fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, to the extent that it was based in whole or in part on the fact that such Indemnified Party is or was a director or officer of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent

(which consent will not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation will be obliged pursuant to this Section 7.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the reasonable opinion of the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          Nothing in this Agreement will prohibit the Surviving Corporation from complying with its obligations under the preceding sentence by obtaining insurance coverage under any policy maintained by Parent or any of its Subsidiaries. This Section 7.6 will survive the consummation of the Merger. Parent shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person incurred in connection with enforcing the obligations of Parent and the Surviving Corporation under this Section 7.6. Notwithstanding anything else set forth in the Agreement, this Section 7.6 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties will be entitled to enforce the covenants contained therein. For six years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.

          (b)  If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.6; provided, however, that Parent shall remain jointly and severally liable to the Indemnified Parties hereunder.

          Section 7.7  Notices of Breach.

          (a) The Company shall give prompt notice to Parent of: (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) Parent shall give prompt notice to the Company of: (i) any representation or warranty made by Parent or Merger Subsidiary contained in this Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.


                                  ARTICLE VIII

                              Conditions Precedent

          Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock;

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other material Consents from Governmental Entities which in any case are required to be received prior to the Effective Time with respect to the Transactions shall have been received; and

          (c) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.2 and shall further use their best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

          Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional conditions, unless waived by the Company, that Parent and Merger Subsidiary shall have performed in all material respects their respective agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement and except for inaccuracies that in the aggregate do not constitute a Parent Material Adverse Effect; and the Company shall have received a certificate of an officer to that effect.

          Section 8.3 Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

          (a) (i) The Company shall have performed in all respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and (ii) the representations and warranties of the Company contained in this Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except with respect to both (i) and (ii) above: (x) as contemplated by this Agreement; (y) such changes as will not cause the condition of the Company or AuntMinnie.com to materially adversely change from that represented; and (z) such changes as do not result in a Company Material Adverse Effect and (AA) such changes which are not directly attributable to the announcement of this Agreement and the Transactions (including the loss of employees or distributors) and
          (BB) such changes which are not the result from the loss of employees following the announcement of the Transactions; and Parent and Merger Subsidiary shall have received a certificate of the Chief Executive Officer of the Company to that effect.

          (b) The Stockholders' Agreement shall have been duly authorized, executed and delivered by the parties thereto other than the Parent and the Merger Subsidiary and continue in full force and effect.

          (c) There shall have been no Company Material Adverse Change since September 30, 2000, other than changes which are directly attributable to the announcement of this Agreement and the Transactions (including the loss of employees or distributors) and which are the result from the loss of employees following the announcement of the Transactions not to any action or inaction by the Company or AuntMinnie.com constituting a breach of any representation, warrant or covenant to be performed by or on behalf of the Company or AuntMinnie.com, and Parent shall have received a certificate of the President of the Company to that effect.

          (d) All consents, approvals or other requirements to the consummation of the Transactions listed in Section 8.3 of the Company Disclosure Schedule shall have been granted or received.


                                   ARTICLE IX

                       Termination, Amendment and Waiver

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders of the Company:

                    (a)  by mutual written consent of Parent and the Company;

                    (b) by the Company, upon a material breach of this Agreement on the part of Parent or Merger Subsidiary which has not been cured and which would cause the condition set forth in Section
          8.2 to be incapable of being satisfied by the Upset Date;

                    (c) by Parent, upon a material breach of this Agreement on the part of the Company set forth in this Agreement which has not been cured and which would cause the conditions set forth in Section 8.3 to be incapable of being satisfied by Upset Date;

                    (d) by Parent or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling, after reasonable efforts on the part of Parent and the Company to resist, resolve or lift, which permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

                    (e) by either Parent or the Company if the Merger shall not have been consummated on or before the Upset Date provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement which would cause the conditions set forth in Section 8.1 and Section 8.2 or 8.3, as applicable, to be incapable of being satisfied prior to the Upset Date;

                    (f) by either Parent or the Company if the Company Special Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required stockholder approval of this Agreement and the transactions contemplated hereby;

                    (g) by Parent, after receipt by the Company of a Superior Proposal, if (x) by the end of the seventh calendar day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reaffirm its recommendation to the Company's Stockholders to vote for the Merger, the Board of Directors of the Company fails to so publicly reaffirm; or (y) by the later of the end of (A) the tenth business day following the public announcement of an Acquisition Proposal or (B) the seventh calendar day following (but not including) the day Parent notifies the Company that it wishes the Board of Directors of the Company to publicly reject such publicly announced Acquisition Proposal, the Board of Directors of the Company fails to publicly reject such Acquisition Proposal; or (z) the Board of Directors of the Company shall have changed its recommendation to the Company's Stockholders to vote in favor of approval of the transactions contemplated hereby; or

                    (h) by the Company if it receives a Superior Proposal and the Company's Board of Directors determines that it would be in accordance with their fiduciary duties after considering applicable provisions of state law and taking into account the advice of legal counsel, to accept the Superior Proposal; provided, however, that: (i) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) prior to the Special Meeting, provided that the Company shall be entitled to amend the Company Proxy Statement to permit its shareholders to consider both the Transactions and the Superior Proposal and, if necessary to postpone the Company Special Meeting for such time as may be required to permit the Company stockholders to consider the amended Company Proxy Statement, and (ii) the Company shall not be permitted to terminate this Agreement after the Special Meeting, unless it has complied with the provisions of
          Section 6.3 and Section 9.3(b).

                    Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action and, to the extent required by Section 9.3 of this Agreement, shall only be effective upon payment of the fee described therein.


          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of the Company, Parent or Merger Subsidiary or their respective officers or directors except as expressly provided herein and provided that Sections 9.2, 9.3 and Article X shall survive the termination.

          Section 9.3  Fees and Expenses.

          (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses provided, however, the aggregate fees and expenses incurred in connection with this Merger and paid or accrued by or due from the Company for transfer agent fees, paying agent fees, proxy solicitors, accountants, attorneys and the cost of printing the Company Proxy Statement shall not exceed $550,000 in the aggregate, assuming that no material Acquisition Proposal is received by the Company between the date of this Agreement and the date of the Company Special Meeting and that the SEC does not review the Company Proxy Statement.

          (b) In the event that the Company terminates this Agreement pursuant to Section 9.1(h), the Company shall pay Parent a termination fee of 4% of the aggregate Merger

Consideration, in immediately available funds no later than the third business day after notice of such termination.

          In the event that

               (i)   the Parent shall have terminated this Agreement pursuant to
     Section 9.1(e) and the Company is in material breach of its representations warranties or obligations under this Agreement which has caused the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied and
     (Y) if the Company Special Meeting has been held, Parent has not failed to exercise its proxy granted under the Stockholders Agreement, and (Z) the regulatory approvals or waiting periods set forth in Section 8.1(b) have been received or such waiting period has terminated, as the case may be; and

               (ii) at any time prior to the six-month anniversary of such termination, the Company enters into an agreement (in principle or definitive) with respect to an Acquisition Proposal or, if a tender offer, such Acquisition Proposal is announced, and in either case such transaction is ultimately consummated.

the Company shall pay Parent a termination fee of 4% of the aggregate Merger Consideration payable in immediately available funds on the date such agreement is announced or entered into.

               If the Company fails to pay when due the amount due pursuant to this Section 9.3(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.3(b), the Company shall pay to Parent or Merger Subsidiary its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate from the date such payment was required to be made.

          (c) Notwithstanding anything else set forth in this Agreement, the parties hereto agree that the provisions of this Section 9.3 shall be the sole and exclusive remedy for Parent and Merger Subsidiary for any and all claims, damages, actions, suits, proceedings, demands, costs and expenses or other liability sustained or incurred by Parent or Merger Subsidiary or their successors and assigns in connection with this Agreement or the Transactions, including those arising in contract, tort, breach of warranty or otherwise, other than claims for fraud or intentional misrepresentation.

          Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the Stockholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration, (ii) in any other way materially adversely affects the rights of the Company's Stockholders or
(iii) under applicable law would require approval of the Company's Stockholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and, with respect to any amendments to Section 7.6 with the consent of a majority of the Board of Directors of the Company as of the date of this Agreement.

          Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               General Provisions

          Section 10.1 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

          Lumisys Incorporated
          225 Humboldt Court
          Sunnyvale, CA 94089
          Attn: Chief Financial Officer
          Telephone: 408-733-6565
          Facsimile: 408-733-6567

     With copies to:

          Pillsbury Madison & Sutro LLP
          2440 Hanover Street
          Palo Alto, CA 94304
          Attn: Allison Leopold Tilley, Esq.
          Telephone: (650) 233-4518
          Telecopy:  (650) 233-4545

     If to the Parent, to:

          Eastman Kodak Company
          343 State Street
          Rochester, NY 14650-0208
          Attn: Kenneth K. Doolittle, Esq.
          Telephone: 716-724-1932
          Facsimile: 716-724-9448

     With a copy to:

          Nixon Peabody LLP
          P.O. Box 31051
          Clinton Square
          Rochester, NY 14604-1051
          Attn:  Deborah McLean Quinn, Esq.
          Telephone: 716-263-1307
          Facsimile: 716-263-1600

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

          Section 10.2 Entire Agreement. This Agreement, the Company Disclosure Schedule, and the Related Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          Section 10.3 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, whether by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer on any third Person beneficiary rights.

          Section 10.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law. Each of Parent and the Company hereby waives personal service of any and all process and consents that all such service of process be made by registered mail directed to the address stated in
Section 10.1 hereof and service so made shall be deemed to be completed upon actual receipt thereof. Each of the Company, Parent and Merger Subsidiary hereby consent to the personal jurisdiction of the courts of the State of Delaware and agree that such courts shall have the exclusive jurisdiction over all such matters. Each of the Company, Parent and Merger Subsidiary waive any right to a trial by jury with respect to any matter arising under this Agreement and the Transactions and shall not raise any claim of forum non conveniens or similar matter in connection with the situs of such matter in the courts of the State of Delaware.

          Section 10.5 Heading. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.6  Certain Definitions and Rules of Construction.

          (a)  As used in this Agreement:

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Acquisition Proposal" has the meaning set forth in Section 6.3.

          "Affiliate" as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

          "AuntMinnie.com" has the meaning set forth in Section 4.3.

          "Business" means the business of the Company and AuntMinnie.com as presently conducted, including the proposed development, sale and shipment of the Daylight Desktop CR.

          "CERCLA" has the meaning set forth in Section 4.24.

          "Certificate of Merger" has the meaning set forth in Section 1.3.

          "Certificates" has the meaning set forth in Section 3.3(b).

          "Code" has the meaning set forth in Internal Revenue Code of 1986, as amended and the regulations and interpretation issued thereunder.

          "Closing Date" has the meaning set forth in Section 1.2.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Benefit Plans" has the meaning set forth in Section 4.16(a).

          "Company Common Stock" has the meaning set forth in Section 3.1(a).

          "Company Disclosure Schedule" means the schedules of disclosures and exceptions to the Company's representations and warranties delivered to Parent prior to the date of this Agreement, each of which is numbered to correspond to the appropriate provisions of Article IV of this Agreement.

          "Company Material Adverse Effect" means an event, change in circumstances, or other matter which is reasonably likely to: (i) have a material adverse effect on the business, results, financial condition, or operations of the Company taken as a whole, or (ii) result in: (y) a decline in the net number of registered users of the AuntMinnie.com website by more than 10% from the number registered on the date of this Agreement, or (z) an interruption in the operation in the ordinary course of its business of the AuntMinnie.com website on 30 days or more, either consecutively or cumulatively in any three month period.

          "Company Permits" has the meaning set forth in Section 4.22.

          "Company Technology" has the meaning set forth in Section 4.11(b).

          "Consents" means any consent by, approval of, or any notice or filing with any Person required in order to effectuate the Transactions and preserve the rights of Company in the Surviving Corporation.

          "Company Board Approval" has the meaning in Section 4.26.

          "Company Proxy Statement" has the meaning in Section 4.6.

          "Company SEC Reports" has the meaning in Section 4.5(a).

          "Company Special Meeting" has the meaning in Section 4.6.

          "Company Stock Option Plans" has the meaning in Section 4.16(d).

          "Constituent Corporations" has the meaning set forth in Section 1.4.

          "Daylight DesktopCR" means the CR unit currently in the research and development stage, consisting of (i) a self-contained computed radiography unit (a phosphor plate reader or "digitizer" and a phosphor plate "eraser"), (ii) an integrated mechanism to mechanically unload and re-load a single phosphor plate from a specifically designed light-tight enclosure (i.e. "cassette"), and (iii) a desktop personal computer with, specific application software for the operation and control of the device.

          "DGCL" has the meaning set forth in Section 1.3.

          "Default" has the meaning set forth in Section 4.9.

          "Dissenting Share" has the meaning set forth in Section 3.2.

          "ERISA" shall have the meaning set forth in Section 4.16(a).

          "ERISA Affiliates" has the meaning set forth in Section 4.16(a).

          "Effective Time" has the meaning set forth in Section 1.3.

          "Environmental Laws" has the meaning set forth in Section 4.24(d).

          "Environmental Permits" has the meaning set forth in Section 4.24(d).

          "FDA" has the meaning set forth in Section 4.23.

          "FDA Act" has the meaning set forth in Section 4.23.

          "GAAP" has the meaning set forth in Section 4.5(b).

          "Governmental Entity" means any federal, state or local government or non-U.S. entity or quasi governmental authority, court or any agency or instrumentality thereof.

          "HSR Act" has the meaning set forth in Section 4.6.

          "Hazardous Materials" has the meaning set forth in Section 4.26.

          "IP Registrations" has the meaning set forth in Section 4.11(d).

          "IP Rights" has the meaning set forth in Section 4.11(d).

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law.

          "Material Contracts" has the meaning set forth in Section 4.9.

          "Merger" has the meaning set forth in the preamble to this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.1.

          "Merger Subsidiary" has the meaning set forth in the preamble to this Agreement.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Paying Agent" has the meaning set forth in Section 3.3(a).

          "Person" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act).

          "Products" has the meaning set forth in Section 4.11(b).

          "Quarterly Financial Statements" has the meaning set forth in Section 4.5(c).

          "Related Agreements" has the meaning set forth in Section 4.4.

          "Superior Proposal" has the meaning set forth in Section 6.3.

          "Stockholders' Agreement" has the meaning set forth in the preamble in this Agreement.

          "Surviving Corporation" has the meaning set forth in Section 1.1.

          "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

          "Technology" has the meaning set forth in Section 4.11(b).

          "Technology-Related Assets" has the meaning set forth in Section 4.11(a).

          "Third Person Licenses" has the meaning set forth in Section 4.11(c).

          "Third Person Technology" has the meaning set forth in Section
4.11(c).

          "Transactions" has the meaning set forth in Section 4.4.

          "Upset Date" means January 31, 2001, provided, however, that if comments are received by the Company from the SEC on the Company Proxy Statement such date shall be February 28, 2001.

          (b)  Other Rules of Construction.

               (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

               (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement.

               (iii) This Agreement is the joint drafting product of Parent and the Company and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

               (iv) Each case in this Agreement where a contract or agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

               (v) All references in the Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

          Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                        EASTMAN KODAK COMPANY


                                        By /s/ J. Michael McQuade
                                          ____________________________
                                           J. Michael McQuade
                                           Senior Vice President


                                        SUNFISH ACQUISITION CORP.


                                        By /s/ Kenneth K. Doolittle
                                          ____________________________
                                           Kenneth K. Doolittle
                                           President


                                        LUMISYS INCORPORATED


                                        By /s/ Dean MacIntosh
                                          ____________________________
                                           Dean MacIntosh
                                           Executive Vice President